Exhibit 99.1

Vision-Sciences, Inc. Announces New Executive Vice-President and Chief Financial Officer

Brings Nearly 20 Years of Experience with Health Care Industry Companies and Investment Banking

ORANGEBURG, NY, September 16, 2008 – Vision-Sciences, Inc. (Nasdaq: VSCI) today announced that . Katherine  Wolf, has been named as the Company’s Executive Vice-President, Corporate Development and Chief Financial Officer, effective today.  In this role she will be responsible for all of Vision-Sciences’ financial operations and business development activities.

“Katherine has tremendous experience in healthcare investment-banking and finance, which will be invaluable to Vision- Sciences as we continue to expand the applications for our technologies,” said Ron Hadani, President and CEO of Vision-Sciences.  “Her background in capital markets, her reputation among the financial community and a deep understanding of our business make her uniquely qualified to help us expand on opportunities to capitalize on our revolutionary videoscope and other new technologies.”

“I am excited to join a company with such great potential,” said Ms.  Wolf. “I think Vision-Sciences’ technology and management creates a tremendous opportunity. I look forward to joining the rest of the team as we implement Vision-Sciences’ financial, business development and operational strategies.”

Ms. Wolf has an extensive background in finance and the health care industry.  Before joining Vision-Sciences, Ms. Wolf was a Managing Director at HSBC in its investment banking division where she was a founding member of the firm’s Health Care Group.  Ms. Wolf was responsible for leading the investment banking global medical technology effort, including origination and execution of M&A and corporate finance transactions.  While at HSBC, Ms. Wolf was also a Managing Director in the firm’s Financial Sponsors Group. Prior to HSBC, she was a Managing Director in the Health Care Group at Bear Stearns & Co., and before that, at SG Cowen and Furman Selz.  Ms. Wolf holds an M.B.A. from Harvard Business School and a B.A. from Williams College.

Since joining Vision-Sciences in 2006, Mr. Yoav M. Cohen has served as our Chief Financial Officer and until April 2008, as our Acting Chief Operating Officer. Mr. Cohen is returning to NYC Advisors, LLC, a financial advisory firm located in White Plains, New York, as its Managing Partner, and will continue to devote his time and substantial efforts working closely with us on accounting and financial projects. “Yoav has provided outstanding support to Vision-Sciences, as we continue to grow,” said Mr. Hadani.  “Under Yoav’s leadership and guidance, we have updated and modernized our accounting, financial and operational systems, and we look forward to his continued contribution.”

About Vision-Sciences, Inc.

Vision-Sciences, Inc. (Nasdaq:VSCI) develops, manufactures and markets unique flexible endoscopic products for a variety of markets. For more information, please visit us at www.visionsciences.com

This release includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Vision-Sciences or its management “believes,” “expects,” “allows”, “anticipates,” or other words or phrases of similar import. Similarly, statements in this release that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Other risk factors are detailed in our most recent annual report and other filings with the SEC.

CONTACT:  Vision-Sciences, Inc.  Ron Hadani, CEO   (Tel) 845-365-0600